EXHIBIT 10(III)A(1)

June 29, 2004

Mr. Vernon J. Nagel

36 Islanders Retreat

Savannah, GA 31411

Dear Vern:

This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Acuity Brands, Inc. (“Acuity” or the “Company”) and your promotion to Chairman and Chief Executive Officer of Acuity, effective September 1, 2004. After you have reviewed the terms and conditions of this letter, please sign below to signify your acceptance.

1. Title and Responsibilities. Effective as of the Effective Date (as defined in Paragraph 2 below), you (hereinafter “Executive”) will serve as Vice Chairman and Chief Financial Officer of Acuity and will report to the Chief Executive Officer and the Board of Directors (“Board”) of Acuity. Effective September 1, 2004, Executive will serve as the Chairman of the Board and Chief Executive Officer of Acuity and will report to the Board; provided, however, that Executive’s position as Chairman of the Board going forward is subject to his continued nomination, election and service as a director of Acuity. Executive shall have such duties, responsibilities, and authority as are commensurate with such positions, as established by corporate law or Acuity’s governance documents or delegated to him from time to time by the Board. Executive accepts the duties described above and agrees to render his services for the term of this Agreement.

2. Term. This Agreement shall commence as of January 20, 2004 (“Effective Date”) and continue in effect until either party gives notice to the other of termination (the period of this Agreement is hereinafter referred to as the “term of this Agreement”). Either party may terminate this Agreement for any reason and at any time with or without cause and with or without advance notice, subject to Executive’s and Acuity’s rights under any severance agreement relating to Executive’s termination of employment.

3. Extent of Services. Executive agrees that during the term of this Agreement he will devote his full working time and requisite energy and skill to the diligent performance of Executive’s duties. With the consent of the Board, Executive may serve on the board of directors or board of trustees of other companies or institutions, provided, however, that approval of the Board shall be required as set forth in Acuity’s Corporate Governance Guidelines, as they may be revised from time to time.

Mr. Vernon J. Nagel

June 29, 2004

4. Consideration. As consideration for the services performed by Executive pursuant to this Agreement and the restrictive covenants in Paragraph 5, Acuity will compensate Executive during the term of this Agreement as follows:

4.1 Base Salary. Commencing on the Effective Date, Executive will be entitled to an annual base salary of $500,000, and effective September 1, 2004, his annual base salary will be increased to $600,000, subject to periodic review and change by the Board’s Compensation Committee and the Board. Executive’s base salary will be payable in accordance with Acuity’s regular payroll practices for executives as in effect from time to time.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Acuity in effect from time to time (including health, life, disability, dental, and retirement plans) in which executives at his level are entitled to participate.

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Management Compensation and Incentive Plan (the “Incentive Plan”) and Plan Rules thereunder in effect for each year. Pursuant to current Plan Rules: (a) the amount of the incentive payment is determined by Acuity’s overall financial performance and Executive’s individual performance and (b) Executive’s target bonus will be 50% of base salary for the fiscal year ending August 31, 2004. Executive’s target bonus will be 65% of base salary for the fiscal year ending August 31, 2005 and will be determined by the Board for future years. The Incentive Plan and the Plan Rules thereunder may be modified at any time in Acuity’s sole discretion, subject to any applicable shareholder approval requirements.

4.4 Stock Options. On the Effective Date, Acuity granted Executive an option to purchase 150,000 shares of Acuity common stock at the fair market value on the date of grant and an option to purchase 150,000 shares of Acuity common stock at 120% of the fair market value on the date of grant (rounded to the nearest whole dollar). One-third of the options will vest on each anniversary of the date of grant, so that the options will become fully vested on the third anniversary of the date of grant. This grant will be incentive stock options to the extent permitted by the Internal Revenue Code of 1986, as amended, with the remainder being nonqualified stock options, and the term of the options will be ten years. These stock option grants are subject to the additional terms and conditions set forth in separate stock option agreements, which are consistent with the agreements for other executive officers except as otherwise provided herein.

4.5 Severance Agreement. Executive’s Severance Agreement, dated as of June 25, 2003 (“Severance Agreement”), with Acuity will be amended and restated to provide the following with respect to payments and benefits in the event that Executive’s employment is involuntarily terminated without Cause or is terminated by Executive for Good Reason (both as defined in such agreement): (i) the Severance Period will be 24 months; (ii) unvested Stock Options will continue to vest during the Severance Period; (iii) vested Stock Options and Stock Options that vest during the Severance Period will

Mr. Vernon J. Nagel

June 29, 2004

remain exercisable for the shorter of the remaining exercise term or the length of the Severance Period; (iv) Restricted Stock that is not performance-based will be subject to accelerated vesting and will vest during the Severance Period on a monthly pro rata basis determined from the date of grant to the end of the Severance Period; (v) performance-based Restricted Stock for which performance targets are achieved and a Vesting Start Date is established prior to or during the Severance Period will continue to vest during the Severance Period; and (vi) credited service under the SERP (as defined below) will continue to accrue during the Severance Period. Executive and Acuity will enter into an amended and restated Severance Agreement and such amendments to his outstanding Stock Options and Restricted Stock Agreements as may be necessary to reflect the changes in this Paragraph 4.5

4.6 Change in Control of Acuity. Executive will continue to be covered by the Severance Protection Agreement, dated as of November 30, 2001, with Acuity.

4.7 Supplemental Retirement Benefits. Executive will continue to be covered by the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan and the Acuity Brands, Inc. Supplemental Deferred Savings Plan.

4.8 Moving Expenses. With respect to the relocation of Executive’s family to the Atlanta, Georgia area, Executive agrees to accomplish such move by September 1, 2004, and, subject to the move being accomplished by said date, the Company will pay to, or provide, Executive: (i) reimbursement for the costs of packing, shipping and unpacking Executive’s household goods and personal effects; (ii) upon the closing of the sale of Executive’s current residence in the Savannah, Georgia area, payment of the realtor’s fees (not to exceed 7% of the sales price); (iii) upon purchase of a home in the Atlanta, Georgia area, reimbursement of Executive’s actual closing costs, including recording costs, transfer fees and taxes, settlement fees, attorneys’ fees, title insurance, mortgage placement fees (up to one percent of the loan), discount points (up to a maximum of two points), survey fees, escrow agent fees, real estate commissions and other reasonable charges; and (iv) an appropriate tax gross-up on any non-tax deductible relocation expenses.

4.9 Director and Officer Insurance. During the term of the Agreement and for a period of three (3) years after Executive’s termination of employment, Executive shall be entitled to director and officer liability insurance coverage for his acts and omissions while an officer or director of the Company on a basis no less favorable to Executive than the coverage provided to then current officers and directors.

5. Confidentiality, Non-Solicitation and Non-Competition. In consideration of the compensation and benefits provided pursuant to this Agreement, Executive agrees that during the term of his employment by the Company, and for the one-year period following his termination of employment with the Company, Executive shall comply with the non-competition, non-recruitment and non-disclosure restrictions attached hereto as Exhibits A, B and C, respectively (the “Restrictive Covenants”), provided, that if Executive is terminated by the Company without

Mr. Vernon J. Nagel

June 29, 2004

Cause or Executive terminates his employment for Good Reason under circumstances that entitle Executive to receive compensation and benefits under the Severance Agreement, the restrictive covenants in Section 5.1 of the Severance Agreement shall apply to Executive after termination of employment and not the Restrictive Covenants as defined above. The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit A, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit A hereto, as applicable.

6. Acuity Stock Ownership Guidelines. Executive acknowledges that the Board deems it important that senior executive officers of Acuity own a meaningful amount of Acuity common stock. Accordingly, the following guidelines shall apply to Executive’s ownership of Acuity common stock:

(i) Executive will purchase 5,000 shares within the first permissible trading period, as determined by the General Counsel of the Corporation, following the Effective Date;

(ii) Executive will own shares equal to following multiples of base salary on or before the following dates:

•	one time base salary by December 31, 2004;

•	three times base salary by December 31, 2006; and

•	four times base salary by December 31, 2007

Any share ownership deficit as of each date indicated shall be remedied first by applying Executive’s annual bonus for said fiscal year to the purchase of shares. Any remaining deficit shall be remedied by the purchase of shares from Executive’s personal funds.

7. Assignability. This Agreement is binding on Acuity and any successors of Acuity. Acuity may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which Acuity may merge or consolidate or to which Acuity may transfer all or substantially all of its respective assets. Acuity will require any successor by merger or consolidation or transferee of all or substantially all of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Acuity would be required to perform it if no such succession had taken place.

8. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by

Mr. Vernon J. Nagel

June 29, 2004

Executive and such officer or officers as may be specifically designated by the Board to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

10. Construction of Agreement. It is the intent of the parties that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Acuity’s standard policies, practices, terms and conditions applicable from time to time under Acuity’s plans, programs, agreements and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation the terms and conditions of Acuity’s standard forms of stock option or other applicable executive compensation agreements. Without limiting the foregoing, any and all benefit plans or other plans, programs, agreements and arrangements may be modified, amended, replaced or terminated at Acuity’s sole discretion unless otherwise expressly provided therein or herein.

Sincerely,

ACUITY BRANDS, INC.

By:	/s/ James S. Balloun
James S. Balloun, Chairman and
Chief Executive Officer

I, Vernon J. Nagel, have thoroughly read the terms and conditions contained in this letter pertaining to my employment by Acuity Brands, Inc. I fully agree to be bound by these terms and conditions, including the Restrictive Covenants set forth in Paragraph 5.

/s/ Vernon J. Nagel Vernon J. Nagel	June 29, 2004 Date